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                                                                 Exhibit (h)(3)

[LOGO OF IXIS ADVISOR FUNDS]

April 20, 2006

IXIS Advisor Funds Trust I
IXIS Advisor Funds Trust II
IXIS Advisor Funds Trust III
399 Boylston Street
Boston, MA 02116

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

   IXIS Asset Management Advisors, L.P. notifies you that it will waive its management fee (and, to the extent necessary, bear other expenses of the Funds listed below) through April 30, 2007 to the extent that expenses of each class of a Fund, exclusive of brokerage, interest, taxes and deferred organizational and extraordinary expenses, would exceed the following annual rates:

      Name of Fund                                     Expense Cap
      ------------                               ------------------------
      May 1, 2006 through April 30, 2007:

         Harris Associates Focused Value Fund    1.70% for Class A shares
                                                 2.45% for Class B shares
                                                 2.45% for Class C shares

         Harris Associates Large Cap Value Fund  1.30% for Class A shares
                                                 2.05% for Class B shares
                                                 2.05% for Class C shares
                                                 1.05% for Class Y shares

         IXIS Moderate Diversified Portfolio     1.45% for Class A shares
                                                 2.20% for Class C shares

         IXIS Equity Diversified Portfolio       1.50% for Class A shares
                                                 2.25% for Class C shares

         IXIS Income Diversified Portfolio       1.25% for Class A shares
                                                 2.00% for Class C shares

         Westpeak Capital Growth Fund            1.50% for Class A shares
                                                 2.25% for Class B shares
                                                 2.25% for Class C shares

         Vaughan Nelson Small Cap Value Fund     1.60% for Class A shares
                                                 2.35% for Class B shares
                                                 2.35% for Class C shares

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   With respect to each Fund, IXIS Asset Management Advisors, L.P. shall be permitted to recover expenses it has borne subsequent to the effective date of this agreement (whether through reduction of its management fee or otherwise) in later periods to the extent that a Fund's expenses fall below the annual rates set forth above. Provided, however, that a Fund is not obligated to pay any such deferred fees more than one year after the end of the fiscal year in which the fee was deferred.

   During the periods covered by this letter agreement, the expense cap arrangement set forth above for each of the Funds may only be modified by a majority vote of the "non-interested" Trustees of the Trusts affected.

   For purposes of determining any such waiver or expense reimbursement, expenses of the class of the Funds shall not reflect the application of balance credits made available by the Funds' custodian or arrangements under which broker-dealers that execute portfolio transactions for the Funds' agree to bear some portion of Fund expenses.

   We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the above referenced Funds with the Securities and Exchange Commission, in accruing each Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

                                           IXIS Asset Management Advisors, L.P.

                                           By     IXIS Asset Management
                                                  Distribution Corporation, its
                                                  general partner

                                           By:    /s/ Coleen Downs Dinneen
                                                  ------------------------------
                                                  Coleen Downs Dinneen

                                           Title: Senior Vice President, General
                                                  Counsel, Secretary & Clerk